Exhibit 10.24

October 8, 2018

Dear Iwona,

I am pleased to present this job offer to join The Habit Burger Grill as a member of the Senior Leadership Team.  We are certain that you will be a great addition to the Habit Burger Grill team and will play a vital role in the continued growth of the company.  This letter summarizes the job offer that I recently discussed with you. The following confirms the terms and conditions commensurate with your acceptance of our offer to join The Habit. Being a Section 16 officer, this offer is also contingent on passing a criminal background check.

Position:	Chief Brand Officer – based at our home office in Irvine, CA. This is an exempt position reporting to the Chief Executive officer – Russ Bendel.

Hire Date:	Your hire date will be 11/30/18 with a start date of 12/10/2018.

Salary:	Your base weekly salary will be based on an annualized rate of $330,000. Your weekly rate of $6,346.15 will be paid bi-weekly.

Bonus Program:

You will be eligible for up to 30% of your base salary in bonus, based on mutually agreed upon criteria to be determined, which is updated annually. Bonus paid for 2018 is guaranteed at 100% and will be pro-rated based on your start date. We will also guarantee 100% of the 2019 bonus.

Equity Grant:	Upon Board of Directors approval, an equity grant of 30,000 restricted shares and 30,000 options will be given. All are subject to 5-year vesting schedule from time of grant.

Auto Allowance:	$1400 per month car allowance. Subject to applicable income tax.

Relocation:

In order to assist with you moving closer to the home office, The Habit will reimburse moving expenses up to $100,000 which is subject to income tax withholding. However, The Habit will gross-up the reimbursement amount to cover the cost of the tax withholding.

Cell Phone:	Company supplied/paid cell phone, MiFi and Laptop.

Comp Card:	Company provided comp card loaded quarterly with $1000. You must be present to use this comp benefit. Restrictions apply and are subject to change.

Health & Dental Insurance:

The Habit offers enrollment to you in one of our groups: HMO Health Insurance Plans or PPO Health Insurance Plan.  The current year cost on a pay period basis for you for the 2017 - 2018 benefit year is based on the attached chart and varies in accordance of your choice for coverage.  This is not a guarantee of future contributions.   You are eligible for insurance on the first of the month following 30 days of employment.

Benefit Contributions:

Anthem Elements Choice 1500
Select Medical HMO Plan
Employee	$ 54.50
Employee / Spouse	$105.00
Employee / Children	$ 85.00
Employee / Family	$135.00

Anthem Blue Cross Traditional
Value Medical HMO Plan
Employee	$ 90.00
Employee / Spouse	$180.00
Employee / Children	$140.00
Employee / Family	$260.00

Anthem Blue Cross Prudent Buyer Premier
Medical PPO Plan
Employee	$150.00
Employee / Spouse	$230.00
Employee / Children	$190.00
Employee / Family	$390.00

Anthem Blue Cross Dental
Dental HMO Plan
Employee	$ 5.00
Employee / Spouse	$15.00
Employee / Children	$12.50
Employee / Family	$20.00

Anthem Blue Cross Dental
Dental PPO Plan
Employee	$20.00
Employee / Spouse	$28.00

Employee / Children	$25.00
Employee / Family	$42.00

Anthem Blue Cross Vision

Employee	$0.00
Employee / Spouse	$2.50
Employee / Children	$2.50
Employee / Family	$5.00

Life Insurance:

The Habit will enroll you in our group Life insurance program.  This benefit is equal to one times your annual salary.  There is no cost to you for this benefit. You are eligible for insurance on the first of the month following 30 days of employment.

Short Term Disability:

The Habit will enroll you in our Short-Term Disability program. There is no cost to you for this benefit. You are eligible for insurance on the first of the month following 30 days of employment.

Long Term Disability:

The Habit will enroll you in our Long-Term Disability program. There is no cost to you for this benefit. You are eligible for insurance on the first of the month following 30 days of employment.

Deferred Compensation Program:

During the next open enrollment (Dec 2018) you may choose to participate in our non-qualified deferred compensation plan with company match. The Habit program matches 50%; up to 3% of your annual salary (Vesting periods apply). Details of this plan will be supplied to you when eligible.

Paid Time Off:

Vacation is accrued as follows:

20 days per year (160 hours) (4 work weeks)

Sick time is awarded at the beginning of each year:

5 days per year (40 hours) (1 work week)

Severance Agreement:

Should Habit Employment, LP terminate your employment for any reason excluding misconduct, you will be paid twelve (12) months of severance at your regular salary, provided you execute a Severance Agreement & Release prepared by the company.

Please sign below to indicate your acceptance of this job offer as summarized above.

Sincerely,

/s/ Russ Bendel

Russ Bendel

Chief Executive Officer

__/s/ Iwona Alter_________________10/09/2018_____________

Iwona AlterDate

This letter constitutes an offer of employment.  Nothing contained in this letter should be construed as a guarantee of continued employment, but rather employment with the Company on an “at will” basis.  This means that the employment relationship may be terminated at any time by either employee or the Company for any reason not expressly prohibited by law.  Any written or oral statement to the contrary by any agent of the Company is invalid, and should not be relied upon by any prospective employee.